EXHIBIT 10.9

This publication describes the new Annual Value Creation Plan for key employees of Metaldyne. Some of the AVC Plan's highlights include:

•	Participants are selected by the Metaldyne Executive Committee.

•	The Plan's financial targets are based on prior year EBITDA adjusted for capital efficiency.

•	You and your manager set individual performance targets.

•	Target Plan awards may be 10% of pay or more, depending on position scope and responsibility. You may earn more or less than your target based on actual Company (and, as applicable, Unit) performance and individual performance relative to targets.

•	For any Plan payment to be made in any year, Company performance results must be at least 50% of targeted results.

The Annual Value
Creation Plan (AVCP)

Metaldyne is committed to ensuring that our total compensation program is consistent with market competitive pay practices and provides opportunities to attract and retain excellent performers essential to our business success. As a component of your total compensation, the Annual Value Creation Plan works to support our overall business objectives by aligning individual goals with the goals of shareholders and focusing attention on the key measures of success. The plan is designed to reward achievement of key business goals and individual performance based on your contributions.

Who Participates

The Metaldyne Executive Committee identifies the specific positions that are eligible for participation in the AVC Plan. The Executive Committee is made up of the CEO, CFO, and VP HR of Metaldyne. In general, the Committee will award eligibility to division management, plant managers and their direct reports (depending on size of the operation), and corporate management.

Performance Measures

AVCP awards are based on "Corporate", which is defined as all of Metaldyne, "Unit", which is the level for which you have most direct accountability (defined as division or group), and "Individual" performance during the year.

Corporate and Unit Performance

As defined in the box on the following page, the Annual Value Creation Plan uses targeted EBITDA ("Earnings Before Interest, Taxes, Depreciation and Amortization") as the measure of Corporate and Unit performance. While there are many possible measures for performance, EBITDA was selected because it is a good measure of cash flow – the "fuel" for reinvestment in our businesses and valued by investors because cash flow provides resources for reinvestment.

Each year, targeted EBITDA will be established based on prior year EBITDA adjusted for capital efficiency.

"Targeted EBITDA"

EBITDA (pronounced "E-BE-DA") is a measure of cash flow calculated as revenue minus expenses (before interest, taxes, depreciation and amortization). By excluding interest, taxes, depreciation and amortization from the expenses used in the calculation, the earnings figure that results is a good indication of the amount of money being brought into the company.
For the AVC Plan, prior year EBITDA is adjusted for capital efficiency. The adjustment is made as shown at right.

Components of Formula

Prior Year EBITDA
+

Prior year gross Capex	}
Less: Prior year depreciation expense		x45%
Less: Prior year estimated depreciation on leased assets(1)
Plus/less: Change in working capital(2)

=

Current year targeted EBITDA

(1)	Depreciation on Leased Assets affect units that have leased assets that are paid by Corporate.

(2)	Working capital is defined as: Current Assets (excluding Cash, Trade AR and intercompany receivables) less Current Liabilities (excluding Trade AP, ST Notes Payable, accrued intercompany interests payable, and intercompany notes payable.)

Individual Performance

At the beginning of each year, you and your immediate manager will establish three to five measurable goals that are consistent with organizational goals (and subject to approval by the next level of management). At the end of the year, individual performance will be measured relative to those goals. Each year, there may be a corporate-wide focus for some or all of the individual goals.

AVC Plan Steps – Beginning of the Year

At the beginning of each year, we go through the following five steps:

Beginning of Year – Step 1: Determine Your Target Award

Your AVC Plan target award is simply a percentage of your annual base salary. This percentage is based on your position and scope of responsibility.

Target Award Example:

Setting AVC Plan Target Award: Assume the employee's AVC Plan target is 10% of 12/31 base salary, and that base salary is $80,000. In this case, the employee's AVC Plan award target is $8,000 (10% X $80,000).

Beginning of Year – Step 2: Determine Unit and Related Components

If yours is a Unit position (those reporting through an operations group president), your AVC Plan award will be made up of three components: 1) Corporate adjusted EBITDA, 2) Unit adjusted EBITDA, and 3) individual performance. Alternatively, if yours is a Corporate position (all other positions), your AVC Plan award will be made up of two components: 1) Corporate adjusted EBITDA and 2) individual performance.

Beginning of Year – Step 3: Determine the Corresponding Component Weighting

Each component of your AVC Plan award has a "weighting" that indicates the component's relative importance to your overall Plan award, as summarized in the following chart:

If your position is:	These measures are considered for your AVCP award:	And each measure has this relative weighting:
Corporate	Corporate Adjusted EBITDA	75%
	Individual Performance	25%
		100%

Unit	Corporate Adjusted EBITDA	40%
	Unit Adjusted EBITDA	35%
	Individual Performance	25%
		100%

Component Weighting Example:

Assume an employee in a Unit position has an AVC Plan target of $8,000. The employee's target award is made up of the following components:

Corporate Adjusted EBITDA	40% weight X $8,000 = $3,200
Unit Adjusted EBITDA	35% weight X $8,000 = $2,800
Individual Performance	25% weight X $8,000 = $2,000
$8,000

Beginning of Year – Step 4: Determine Target Performance for the Year

The Plan's financial targets are established based on prior year EBITDA adjusted for capital efficiency. At the beginning of the year you will receive information about the target for Corporate adjusted EBITDA in the coming year and, as applicable, the target for Unit adjusted EBITDA.

Beginning of Year – Step 5: Set Your Individual Goals for the Year

By February 15 of each year, you and your manager will set individual performance targets for the year. Your individual performance goals must be approved by the next higher level of management. Each year, there may be a corporate-wide focus on some or all of the individual goals.

AVC Plan Steps – End of the Year

At the end of each plan year, AVC Plan awards will be determined following these four steps:

End of Year – Step 1: Determine Actual Performance Result

Soon after the end of each Plan year, actual Corporate Adjusted EBITDA, Unit Adjusted EBITDA and individual performance results will be measured. Adjusted EBITDA measures are compared to the targets, (determined by adjusting prior year EBITDA for capital efficiency) and individual performance results are compared to goals set at the beginning of the year.

Results for each of the categories are expressed as Actual Performance divided by Target Performance. In this way, 100% indicates performance targets were met for the measure; a percentage above 100% indicates performance targets were exceeded — below 100% means performance targets were not achieved.

Determine Actual Performance Example:

Assume the target for Unit EBITDA was $10 million, and actual Unit Adjusted EBITDA was $11 million. Then performance results for Unit Adjusted EBITDA equals 110% of target ($11 million actual divided by $10 million targeted = 1.10 or 110%).

End of Year – Step 2: Determine Corresponding Payment Factor

The AVC Plan then uses a "Performance Payment Factor" (see table, below) to determine a percentage of target award for each component (Corporate Adjusted EBITDA, individual performance and, for Unit positions, Unit Adjusted EBITDA).

Percent of target achieved for a given component (see Step 1):	Performance Payment Factor:
<80% of target	0% of target award
80% of target	50% of target award
85% of target	65% of target award
90% of target	80% of target award
95% of target	90% of target award
100% of target	100% of target award
105% of target	110% of target award
110% of target	120% of target award
115% of target	135% of target award
120% of target	150% of target award
120% – 150% of target	150% of target award plus 3% for each additional 1% that performance exceeds 120% of target
>150% of target	240% of target award

No payment will be made for any award component when actual performance for that component is below 80% of target. Regardless of results for other measures, if Corporate Adjusted EBITDA falls below 50% for any year, there will be no AVC Plan awards paid for that year.

Results between the levels stated on the chart above will be interpolated, i.e., for actual results between the stated percentages, there will be a corresponding payment level between the stated payment factor percentages.

Determine Payment Factor Example:

Assume actual Corporate adjusted EBITDA is 120% of target. Using the Performance Payment Factor table, we can determine that 150% of the target award for the Corporate Adjusted EBITDA component will be paid.

End of Year – Step 3: Multiply by Component Weighting

After determining the applicable Performance Payment Factor for each award component based on the actual results for Corporate Adjusted EBITDA (and Unit Adjusted EBITDA for Unit positions) and individual performance results, the Performance Payment Factors are multiplied by the applicable component weighting determined at the beginning of the year.

Component Weighting Example:

For a Unit employee with the following results for each performance category — Corporate Adjusted EBITDA – 120% of target; Unit Adjusted EBITDA – 110% of target; and Individual Performance – 100% of target — the Performance Payment Factors and the Component Weightings are multiplied as follows:

Performance Category	Performance vs. Plan	Payment Factor		Component Weighting		Total
Corporate Adjusted EBITDA:	120%	150%	X	40%	=	60%
Unit Adjusted EBITDA:	110%	120%	X	35%	=	42%
Individual Performance:	100%	100%	X	25%	=	25%

End of Year – Step 4: Sum of Weighted Payment Factors Equals Actual Award

The fourth and final step to determine the actual Annual Value Creation Plan award is to sum the weighted performance payment factors for each component, then multiply the total by the target award amount, as illustrated in the following example.

Actual Award Example:

Assume you are a Unit employee with a total Plan award target of $8,000. Also assume the following results are achieved for each performance category: Corporate Adjusted EBITDA – 120% of target; Unit Adjusted EBITDA – 110% of target; and Individual Performance – 100% of target. Given these assumptions, your actual AVC Plan award is determined to be 127% of the $8,000 target award, or $10,160.

Performance Category	Performance vs. Plan	Payment Factor		Component Weighting		Total
Corporate Adjusted EBITDA:	120%	150%	X	40%	=	60%
Unit Adjusted EBITDA:	110%	120%	X	35%	=	42%
Individual Performance:	100%	100%	X	25%	=	+ 25%
	Total Weighted Performance:					127%
	Target Award:					$8,000
	Actual Award:					$10,160

Additional Information

Prorated Awards

If you move between units within the year, your award will be calculated to reflect the time spent in each unit. If you move into or out of an AVCP eligible position, you will receive a prorated award based on your 12/31 salary.

Termination of Employment

If you terminate employment prior to the payment date, due to death, retirement or disability, you will be eligible for a pro-rata share when awards are paid. If you terminate for any other reason prior to payment date, you forfeit your award for the plan year.

Administration

The Executive Committee will administer the plan. This committee will consist of the CEO, CFO and VPHR of Metaldyne.

Future of the Plan

The Compensation Committee of the Board reserves the right to amend, interpret or cancel the plan at any time based on the best interests of the Company and its shareholders. This plan supercedes all prior documentation relating to the Annual Value Creation Plan.

Questions?

If you have questions about the Annual Value Creation Plan described here, or about any other aspect of your Metaldyne compensation program, contact your local Human Resources department.

Note:

At no time is this plan to be considered an employment contract between the participants and the Company. It does not guarantee participants the right of continued employment. It does not affect a participant's right to leave the Company or the Company's right to discharge a participant.